Exhibit 10.28

2012 Executive Compensation Program
Approved by CapitalSource Board of Directors February 15, 2012
This compensation program for Executive Officers (comprising the CEOs of the Bank and Parent, the Chief Financial Officer of the Parent and Bank, and each of the Chief Administrative Officer, Chief Lending Officer, and Chief Credit Officer of the Bank) is designed to reflect a comprehensive view of company performance. The Program combines the Primary Financial Goals identified below with the discretion of the Compensation Committee of the Board of Directors (the “Committee”) to determine executive compensation. The Program will be adjusted on an annual basis, and compensation will be paid based on the achievement of certain factors.
Primary Financial Goals:

1.	Achieve pre-tax net income for 2012 for CapitalSource Bank of $196 million.

2.	Achieve consolidated pre-tax income of $159 million.

3.
Fund loan[1] originations and purchases during 2012 of $2.2 billion having a weighted average risk rating at the date of origination of less than 2.75. Achievement of this target will be measured by reaching both the funded amount (which will include any loans that fund within 60 days of closings and fundings on commitment increases) and hitting the actual volume weighted blended spreads set forth in the targets as set forth in the attached Exhibit A. For the satisfaction of the actual volume weighted, blended spread target, consideration will be given to any originations funded over and above the targeted amounts at lower spreads.

4.
Experience 2012 aggregate credit losses (charge offs, specific reserves and impairment of operating leases) of less than 1% of the commitment amount for all loans and commitment increases on loans originated in 2009, 2010 and 2011.

5.	Manage consolidated operating expenses[2] to less than $190.9 million.

6.	Maintain the Bank classified asset ratio at 30% or less as of each quarter end.

7.	Manage the Parent classified assets to less than $350 million and the consolidated classified asset ratio to less than 35% by year end.
Bonus Targets
The Compensation Committee of the Board of Directors may use its discretion to adjust - up or down - the following bonus targets and to determine whether the Primary Financial Goals have been achieved to the extent there are judgments to be employed or mitigating factors exist. In exercising its discretion, the Committee will also consider (i) the relative importance to the Company of each of the Primary Financial Goals, (ii) the general safety and soundness of the Bank, (iii) management's progress in addressing the recommendations of the FDIC and the FRB made during their 2011 visitations in connection with positioning the Company to become a Bank Holding Company, (iv) management's maintenance of a culture that fosters the Company's ability to attract and retain talented professionals and provides opportunities for continued career development and advancement, and (v) management's progress on refining the company's business model such that the consolidated return on equity grows over time toward the top of the company's peer group. The Compensation Committee will consider input of the CEOs of both the Bank and Parent when determining bonus amounts for the other Executive Officers.
To achieve Bonus at or above 100% of Base Salary:

▪	All of the Primary Financial Goals must be met.
To achieve Bonus at or above 75% of Base Salary:

▪	At least 6 of the Primary Financial Goals must be met.
To achieve Bonus at or above 50% of Base Salary:

▪	At least 4 of the Primary Financial Goals must be met.

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1 “Loans,” as used herein, includes loans, leases, operating leases and equity investments containing equipment subject to an operating lease.
2 Operating expenses excludes the cost of REO and foreclosed assets, the provision for unfunded commitments, the cost of early debt extinguishment and depreciation from operating leases.

Stock Ownership Guidelines
Executive Officers are expected to accumulate and hold CSE shares3 with a value equal to a multiple of base salary: 3x base salary for the CEO of CapitalSource and the CEO of CapitalSource Bank and 2x base salary for the other Executive Officers. Prior to meeting the guideline, Executive Officers are required to retain 50% of the after-tax shares acquired from vesting of restricted stock, exercise of stock options, or earnout of performance shares. This “retention ratio” ensures that Executive Officers are making progress toward meeting the guideline. Executive Officers will have five years to meet the ownership guideline starting January 2012.

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3 CSE Shares includes shares directly owned and the in the money value on an after tax basis of vested options on CSE shares.

Exhibit A

	Floor Index				Margin				Contractual Rate
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Index
Asset Type
AB - Healthcare	1.25%	1.25%	1.25%	1.25%	4.40%	4.40%	4.40%	4.40%	5.65%	5.65%	5.65%	5.65%	1mL
AB - Equipment	0.77%	0.85%	0.88%	0.95%	4.63%	4.80%	4.75%	4.70%	5.40%	5.65%	5.63%	5.65%	4Y swap
AB - Rediscount	0.50%	0.50%	0.50%	0.50%	5.35%	5.35%	5.35%	5.35%	5.85%	5.85%	5.85%	5.85%	1mL
AB - Premium Finance	3.25%	3.25%	3.25%	3.25%	1.75%	1.75%	1.75%	1.75%	5.00%	5.00%	5.00%	5.00%	Prime
CF - Security	1.25%	1.25%	1.25%	1.25%	4.94%	4.69%	4.69%	4.69%	6.19%	5.94%	5.94%	5.94%	1mL
CF - Technology	1.25%	1.25%	1.25%	1.25%	4.99%	4.74%	4.50%	4.50%	6.24%	5.99%	5.75%	5.75%	1mL
CF - Healthcare	1.25%	1.25%	1.25%	1.25%	4.99%	4.74%	4.50%	4.50%	6.24%	5.99%	5.75%	5.75%	1mL
CF - PPL	1.38%	1.42%	1.49%	1.56%	4.50%	4.50%	4.50%	4.50%	5.88%	5.92%	5.99%	6.06%	5Y swap
CF - Other	1.25%	1.25%	1.25%	1.25%	4.99%	4.74%	4.50%	4.50%	6.24%	5.99%	5.75%	5.75%	1mL
RE - Commercial RE	0.50%	0.50%	0.50%	0.50%	5.25%	5.25%	5.00%	5.00%	5.75%	5.75%	5.50%	5.50%	1mL
RE - Multi Family	1.59%	1.64%	1.69%	1.74%	2.75%	2.75%	2.75%	2.75%	4.34%	4.39%	4.44%	4.49%	4Y swap
RE - Healthcare	0.85%	0.80%	0.82%	0.84%	4.85%	4.88%	4.88%	4.65%	5.70%	5.68%	5.70%	5.50%	1mL
SBL	3.25%	3.25%	3.25%	3.25%	2.76%	2.75%	2.75%	2.74%	6.01%	6.00%	6.00%	5.99%	Prime

	1.10%	1.15%	1.16%	1.23%	4.48%	4.45%	4.38%	4.30%	5.59%	5.60%	5.54%	5.53%